[Connecticut Water Logo]        NEWS

Connecticut Water Service, Inc. Elects Directors
Discusses recent agreement to acquire Heritage Village Water Company and Dividend Increase

Clinton, Connecticut, May 16, 2016 – Shareholders of Connecticut Water Service, Inc.
(NASDAQ GS:CTWS) overwhelmingly reelected two directors, and ratified the Audit Committee’s selection of Baker Tilly Virchow Krause, LLP as independent auditors for 2016, at the Company’s Annual Meeting of Shareholders held on May 13, 2016, in Madison, Connecticut.
Reelected to the board were Heather Hunt and Eric W. Thornburg. Ms. Hunt is an attorney and Executive Director of the New England States Committee on Electricity and previously served as Director of State and Local Government Affairs at United Technologies. Mr. Thornburg has been president and Chief Executive Officer of the Company since 2006, and has been the Chairman of the Board since 2007. Ms. Hunt’s and Mr. Thornburg’s new director terms will expire in 2019.
Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “We are pleased that shareholders, through their votes to reelect directors, have reaffirmed our long-term strategy to build shareholder value by recruiting, developing and retaining employees who are passionate about delivering high-quality water and world class customer service to families and communities in Connecticut and Maine.”
Following the re-election of directors and selection of independent auditors, Mr. Thornburg and David C. Benoit, Senior Vice President and CFO, addressed shareholders and gave an overview of CTWS’s performance during 2015 and the first quarter of 2016. They also discussed the Company’s continuing long-term strategy to deliver solid financial results by satisfying customers, maintaining CTWS as an employer of choice, and being good stewards of the environment.
The presentation noted how the Company’s long-term strategy is supported by it May 10th announcement that it had reached an agreement to acquire the Heritage Village Water Company (HVWC) in Southbury. HVWC serves 4,700 water customers and 3,000 wastewater

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customers in the communities of Middlebury, Oxford and Southbury. CTWS’s unregulated water service provider, New England Water Utility Services, Inc., has been the contract operator of HVWC’s water and wastewater operations and has been providing support services for HVWC for more than a decade. The Company’s May 10th news release and Form 8-K filing with the U.S. Securities and Exchange Commission regarding the HVWC acquisition are available at ir.ctwater.com.
The Company also announced at the meeting that the Company’s Board of Directors had approved an increase of 5.6% in its annualized cash dividend, raising the quarterly amount to $0.2825 per share of the Company’s common stock for an annual dividend of $1.13. The Board’s action marks the 47th consecutive year of increasing dividend payments, and accelerates the timing of the annual increase which has historically occurred in the third quarter of the year. That acceleration combined with the increase projects to a 6.2% increase in 2016 dividends versus 2015. CTWS is included in NASDAQ’s US Broad Market Dividend Achievers Index.
As of May 13, 2016, the dividend yield on the Company’s common stock was approximately 2.2%. Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction.
The Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on July 15, 2016, for shareholders of record as of July 1, 2016, and a quarterly cash dividend of $0.225 on Preferred 90 shares payable on August 1, 2016, for shareholders of record as of July 19, 2016. The cash dividends on Preferred A and Preferred 90 shares are unchanged.
Presentation slides from the Annual Meeting of Shareholders are accessible now at the Investors section of the Company’s website − ir.ctwater.com - “Events & Presentations” and will be available for 30 days following the event.
Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut Water Company and The Maine Water Company, the Company provides drinking water to more than 123,000 customers, or about 400,000 people, throughout the states of Connecticut and Maine.

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Additional Information About the Merger and Where to Find It

In connection with the proposed merger, CTWS will be filing a registration statement on Form S-4 with the SEC under the Securities Act of 1933 containing a proxy or information statement of Heritage Village Water Company that also constitutes a prospectus of CTWS (the “Statement/Prospectus”) and other documents regarding the proposed transaction.

Before making any voting or investment decisions, we urge investors and security holders to read the Statement/Prospectus (including all amendments and supplements thereto) and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about CTWS, Heritage Village Water Company and the proposed merger.

When available, copies of the Statement/Prospectus will be mailed to the shareholders of Heritage Village Water Company. Copies of the Statement/Prospectus may be obtained free of charge at the SEC’s web site at www.sec.gov, or by directing a request to CTWS’s Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056, or on our website at www.ctwater.com. Copies of other documents filed by CTWS with the SEC may also be obtained free of charge at the SEC’s web site or by directing a request to CTWS at the address provided above.

CTWS and Heritage Village Water Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed merger. Information regarding CTWS’s directors and executive officers and their respective interests in CTWS by security holdings or otherwise is available in its Annual Report on Form 10-K filed with the SEC on March 14, 2016 and its Proxy Statement on Schedule 14A filed with the SEC on March 31, 2016. Certain information regarding Heritage Village Water Company’s directors and executive officers is available in its Annual Report for 2014 filed with the PURA and available at the PURA’s website, www.ct.gov/pura. Additional information regarding the interests of such potential participants will be included in the Statement/Prospectus and registration statement, and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed merger.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.